CUSIP No. 125965 10 3                  13G                    Page 1 of 40 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (AMENDMENT NO. )(1)

                              CSK AUTO CORPORATION
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   125965 10 3

                                 (CUSIP Number)

                                December 31, 1998

             (Date of event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]    Rule 13d-1(b)
                 [ ]    Rule 13d-1(c)
                 [X]    Rule 13d-1(d)

--------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 125965 10 3                  13G                   Page 2 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        INVESTCORP, S.A.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Luxembourg

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     1,755,403
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         1,911,103


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,911,103

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.8%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                   Page 3 of 40 Pages


   1.     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          SIPCO Limited
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)
                                                                          (b)  X
   3.     SEC USE ONLY

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, B.W.I.

                        5.     SOLE VOTING POWER
      NUMBER OF                None.
        SHARES          6.     SHARED VOTING POWER
     BENEFICIALLY              1,755,403
       OWNED BY         7.     SOLE DISPOSITIVE POWER
         EACH                  None.
       REPORTING        8.     SHARED DISPOSITIVE POWER
        PERSON                 1,911,103
         WITH

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,911,103

  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                      X

  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.8%

  12.     TYPE OF REPORTING PERSON*
          CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 4 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Ballet Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)
                                                                          (b)  X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

 NUMBER OF            5.     SOLE VOTING POWER
  SHARES                     None.
BENEFICIALLY          6.     SHARED VOTING POWER
 OWNED BY                    4,957
   EACH               7.     SOLE DISPOSITIVE POWER
 REPORTING                   None.
  PERSON              8.     SHARED DISPOSITIVE POWER
   WITH                      4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957


10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 5 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Denary Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)
                                                                          (b)  X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 6 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Gleam Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)
                                                                          (b)  X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 4,957
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       4,957
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 7 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Highlands Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 8 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Noble Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                   Page 9 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Outrigger Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                   Page 10 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Quill Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 11 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Radial Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 12 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Shoreline Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 13 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Zinnia Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,957
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,957


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,957

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%
12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 14 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        South Bay Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     121,914
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         121,914

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        121,914

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.4%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                  13G                  Page 15 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Investcorp Investment Equity Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)   X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     4,311
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         4,311

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,311

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                        X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.02%

12.     TYPE OF REPORTING PERSON*
        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 16 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Investcorp CSK Holdings L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b)  X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.


                    5.     SOLE VOTING POWER
NUMBER OF                  None.
SHARES              6.     SHARED VOTING POWER
BENEFICIALLY               565,040
OWNED BY            7.     SOLE DISPOSITIVE POWER
EACH                       None.
REPORTING           8.     SHARED DISPOSITIVE POWER
PERSON                     764,089
WITH


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        764,089

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                       X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.2%

12.     TYPE OF REPORTING PERSON*
        PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 17 of 40 Pages



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Equity CSKA Limited

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)
                                                                         (b) X
3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands, B.W.I.



NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     409,641
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         409,641




9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        409,641

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.5%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 18 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Equity CSKB Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.


NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     409,641
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         409,641



9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        409,641

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.5%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 19 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Equity CSKC Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.


NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     87,542
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         87,542



9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        87,542

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.3%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 20 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Auto Equity Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.


NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     755,702
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         755,702



9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        755,702

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.7%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 21 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Auto Parts Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.


NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     755,702
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         755,702



9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        755,702

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.7%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 22 of 40 Pages



1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Auto Investments Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.


                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 755,702
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       755,702
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        755,702

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.7%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 23 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        New CSK Equity Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 377,838
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       377,838
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        377,838

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.4%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 24 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        CSK Equity Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 755,702
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       755,702
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        755,702

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.7%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 25 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        CSK International Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 108,101
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       108,101
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        108,101

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.4%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 26 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        CSK Investments Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 766,815
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       766,815
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        766,815

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.8%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 27 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Chase Bank (C.I.) Nominees Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands, B.W.I.

                      5.     SOLE VOTING POWER
NUMBER OF                    None.
SHARES                6.     SHARED VOTING POWER
BENEFICIALLY                 107,743
OWNED BY              7.     SOLE DISPOSITIVE POWER
EACH                         None.
REPORTING             8.     SHARED DISPOSITIVE POWER
PERSON                       107,743
WITH

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        107,743

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.4%

12.     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 28 of 40 Pages


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Maynard Jenkins

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                         (b) X

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States


NUMBER OF             5.     SOLE VOTING POWER
SHARES                       None.
BENEFICIALLY          6.     SHARED VOTING POWER
OWNED BY                     None.
EACH                  7.     SOLE DISPOSITIVE POWER
REPORTING                    None.
PERSON                8.     SHARED DISPOSITIVE POWER
WITH                         100,491



9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        100,491

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                       X

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.4%

12.     TYPE OF REPORTING PERSON*
        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 125965 10 3                 13G                    Page 29 of 40 Pages


ITEM 1(a). NAME OF ISSUER.

         CSK Auto Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL OFFICES.

         Suite 400
         645 E. Missouri Avenue
         Phoenix, Arizona  85012

ITEM 2(a). NAME OF PERSON FILING.

         (i)          INVESTCORP, S.A.;
         (ii)         SIPCO Limited;
         (iii)        Ballet Limited;
         (iv)         Denary Limited;
         (v)          Gleam Limited;
         (vi)         Highlands Limited;
         (vii)        Noble Limited;
         (viii)       Outrigger Limited;
         (ix)         Quill Limited;
         (x)          Radial Limited;
         (xi)         Shoreline Limited;
         (xii)        Zinnia Limited;
         (xiii)       South Bay Limited;
         (xiv)        Investcorp Investment Equity Limited;
         (xv)         Investcorp CSK Holdings, L.P.;
         (xvi)        Equity CSKA Limited;
         (xvii)       Equity CSKB Limited;
         (xviii)      Equity CSKC Limited;
         (xix)        Auto Equity Limited;
         (xx)         Auto Investments Limited;
         (xxi)        Auto Parts Limited;
         (xxii)       New CSK Equity Limited;
         (xxiii)      CSK Equity Limited;
         (xxiv)       CSK International Limited;
         (xxv)        CSK Investments Limited;
         (xxvi)       Chase Bank (C.I.) Nominees Limited; and
         (xxvii)      Maynard Jenkins

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         With respect to reporting person (i) above:

                  37 rue Notre Dame
                  Luxembourg

CUSIP No. 125965 10 3                 13G                    Page 30 of 40 Pages


         With respect to each reporting person (iii) through (xiii) above:

                  c/o Beaufort Financial Services
                  West Wind Building, P.O. Box 2179, Harbour Drive George Town, Grand Cayman, Cayman Islands, B.W.I.

         With respect to each reporting person (ii) and (xiv)-(xxv) above:

                  c/o Paget-Brown & Company, Ltd.
                  West Wind Building, P.O. Box 1111, Harbour Drive George Town, Grand Cayman, Cayman Islands, B.W.I.

         With respect to reporting person (xxvi) above:

                  Chase House
                  Grenville Street
                  St. Helier, Jersey, Channel Islands

         With respect to reporting person (xxvii) above:

         c/o CSK Auto Corporation
         Suite 400
         645 E. Missouri Avenue
         Phoenix, Arizona  85012

ITEM 2(c). CITIZENSHIP.

         With respect to each reporting person listed in Item 2(a) above, see
         Item 4 on the second part of the cover page for such reporting person.

ITEM 2(d). TITLE OF CLASS OF SECURITIES.

         Common stock, par value $.01 per share.

ITEM 2(e). CUSIP NUMBER.

         125965 10 3

ITEM 3. TYPE OF REPORTING PERSON FILING PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR
        (c).

         Not applicable.

CUSIP No. 125965 10 3                 13G                    Page 31 of 40 Pages



ITEM 4. OWNERSHIP.

(a)      Amount beneficially owned as of December 31, 1998:

                           With respect to each reporting person listed in Item
                  2(a) above, see Item 9 on the second part of the cover page for such reporting person.

(b)      Percent of Class:

                           With respect to each reporting person listed in Item
                  2(a) above, see Item 11 on the second part of the cover page for such reporting person.

(c)      Number of shares as to which the Reporting Person has:

         (i)      sole power to vote or direct the vote:

                           With respect to each reporting person listed in Item
                  2(a) above, see Item 5 on the second part of the cover page for such reporting person.

         (ii)     shared power to direct the vote:

                           With respect to each reporting person listed in Item
                  2(a) above, see Item 6 on the second part of the cover page for such reporting person.

         (iii)    shared power to dispose or to direct the disposition of:

                           With respect to each reporting person listed in Item
                  2(a) above, see Item 7 on the second part of the cover page for such reporting person.

         (iv)     shared power to dispose or to direct the disposition of:

                           With respect to each reporting person listed in Item
                  2(a) above, see Item 8 on the second part of the cover page for such reporting person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

CUSIP No. 125965 10 3                 13G                    Page 32 of 40 Pages



ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         With respect to reporting person (i) above:

                  INVESTCORP, S.A. does not own any stock in the issuer. The shares of Common Stock beneficially owned by INVESTCORP, S.A. includes all of the shares beneficially owned by Investcorp Investment Equity Limited, a wholly-owned subsidiary of INVESTCORP, S.A. and by Investcorp CSK Holdings L.P., a limited partnership in which INVESTCORP, S.A. both owns a majority economic ownership interest and is the sole general partner. The number of shares of Common Stock beneficially owned by INVESTCORP, S.A. includes shares of outstanding Common Stock that Investcorp CSK Holdings L.P. has the right, pursuant to an option, to acquire from other stockholders of the issuer. INVESTCORP, S.A. owns no stock in Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Chase Bank (C.I.) Nominees Limited, or the beneficial owners of these entities. INVESTCORP, S.A. may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities or their shareholders or principals have entered into revocable management services or similar agreements with an affiliate of INVESTCORP, S.A. pursuant to which each of such entities or their shareholders or principals has granted such affiliate the authority to direct the voting and disposition of the Common Stock owned by such entity for so long as agreement is in effect. INVESTCORP, S.A. also may be deemed to beneficially own shares of Common Stock owned by the other persons listed on Exhibit 1.1 as being party to the stockholders' agreement described below.

         With respect to reporting person (ii) above:

                  SIPCO Limited may be deemed to control INVESTCORP, S.A. through its ownership of a majority of the stock of a company which indirectly owns a majority of INVESTCORP, S.A.'s outstanding stock, and thereby to share beneficial ownership of shares with INVESTCORP, S.A.

         With respect to each reporting person (iii) through (xxvii) above:

                  Each reporting person (iii) through (xxvii) above and each of the other persons listed on Exhibit 1.1 hereto is party to a stockholders' agreement. The parties to this stockholders' agreement collectively hold 11,932,788 shares of Common Stock or 43% of the Common Stock issued and outstanding. As the parties to this stockholders' agreement have agreed to vote with respect to certain matters as set forth therein, all such parties may be deemed to be a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, and thus each such party may be deemed to beneficially own all shares of Common Stock beneficially owned by all other parties. The filing of this Schedule 13G shall not be deemed an admission that the reporting persons signatory hereto beneficially own any shares of Common Stock beneficially owned by any other party to the stockholders' agreement nor an admission that the reporting persons signatory hereto or the other persons listed on Exhibit 1.1 hereto are members of a group.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

CUSIP No. 125965 10 3                 13G                    Page 33 of 40 Pages



ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 125965 10 3                 13G                    Page 34 of 40 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement with respect to it or him is true, complete and correct.

Dated as of this 12th day of February, 1999.


                                   INVESTCORP, S.A.

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name:  Gary S. Long
                                   Title: Chief Financial Officer


                                   SIPCO LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name:  Gary S. Long
                                   Title: Director


                                   BALLET LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name:  Gary S. Long
                                   Title: Authorized Representative


                                   DENARY LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name:  Gary S. Long
                                   Title: Authorized Representative


                                   GLEAM LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name:  Gary S. Long
                                   Title: Authorized Representative

CUSIP No. 125965 10 3                 13G                    Page 35 of 40 Pages


                                   HIGHLANDS LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative


                                   NOBLE LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative


                                   OUTRIGGER LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative


                                   QUILL LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative


                                   RADIAL LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative


                                   SHORELINE LIMITED

                                   /s/ Gary S. Long
                                   --------------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative

CUSIP No. 125965 10 3                 13G                    Page 36 of 40 Pages


                                   ZINNIA LIMITED

                                   /s/ Gary S. Long
                                   ---------------------------
                                   Name: Gary S. Long
                                   Title: Authorized Representative


                                   SOUTH BAY LIMITED

                                   /s/ Ken Shanahan
                                   ---------------------------
                                   Name: Martonmere Services Ltd.
                                   Title: Director


                                   INVESTCORP INVESTMENT EQUITY
                                   LIMITED

                                   /s/ Sydney J. Coleman
                                   ---------------------------
                                   Name: The Director Ltd.
                                   Title: Director


                                   INVESTCORP CSK HOLDINGS, L.P.

                                   /s/ Sydney J. Coleman
                                   ---------------------------
                                   Name: The Director Ltd.
                                   Title: Director


                                   EQUITY CSKA LIMITED

                                   /s/ Sydney J. Coleman
                                   ---------------------------
                                   Name: The Director Ltd.
                                   Title: Director


                                   EQUITY CSKB LIMITED

                                   /s/ Sydney J. Coleman
                                   ---------------------------
                                   Name: The Director Ltd.
                                   Title: Director

CUSIP No. 125965 10 3                 13G                    Page 37 of 40 Pages


                                   EQUITY CSKC LIMITED

                                   /s/ Sydney J. Coleman
                                   ---------------------------
                                   Name:  The Director Ltd.
                                   Title: Director


                                   AUTO EQUITY LIMITED

                                   /s/ Mark I. Rutkowski
                                   ---------------------------
                                   Name:  Mark I. Rutkowski
                                   Title: Director


                                   AUTO INVESTMENTS LIMITED

                                   /s/ Ian Wight
                                   ---------------------------
                                   Name:  Ian A. N. Wight
                                   Title: Director


                                   AUTO PARTS LIMITED

                                   /s/ Michael Pilling
                                   ---------------------------
                                   Name:  Michael Pilling
                                   Title: Director


                                   NEW CSK EQUITY LIMITED

                                   /s/ W. Walmsley
                                   ---------------------------
                                   Name:  William Walmsley
                                   Title: Director


                                   CSK EQUITY LIMITED

                                   /s/ AB Thompson
                                   ---------------------------
                                   Name:  Avis Thompson
                                   Title: Alternate Director

CUSIP No. 125965 10 3                 13G                    Page 38 of 40 Pages


                                   CSK INTERNATIONAL LIMITED

                                   /s/ C. Bowring
                                   ---------------------------
                                   Name: Christopher J. Bowring
                                   Title: Director


                                   CSK INVESTMENTS LIMITED

                                   /s/ Glen Wigney
                                   ---------------------------
                                   Name: Glen Wigney
                                   Title: Director


                                   CHASE BANK (C.I.) NOMINEES LIMITED

                                   /s/ N.A. Roberts
                                   ---------------------------
                                   Name: N.A. Roberts
                                   Title: Director

             Chase Bank (C.I.) Nominees Limited is a party hereto as the registered holder of the legal title to 107,743 shares of Common Stock, as nominee for principals who, as the beneficial owners thereof, (the "Owners") act through the Program Executive for the Investcorp PIP scheme as their duly appointed Agent [Attorney], and to whose request and direction Chase Bank (C.I.) Nominees Limited acts in regard to the 107,743 shares of Common Stock. Accordingly, Chase Bank (C.I.) Nominees Limited is a party to this Agreement exclusively in its capacity as nominee and bare trustee for the Owners and so that references in this Schedule 13G to the reporting persons shall be construed so that no liability shall be incurred by Chase Bank (C.I.) Nominees Limited on its own account and each undertaking, covenant and agreement herein shall be that exclusively of the Owners and each of them acting through Chase Bank (C.I.) Nominees Limited.

                                   TIMOTHY D. TRAFFORD

                                   /s/ Timothy D. Trafford
                                   ---------------------------
                                   (as agent for the Owners)


                                   MAYNARD JENKINS

                                   /s/ Maynard Jenkins
                                   ---------------------------

CUSIP No. 125965 10 3                 13G                    Page 39 of 40 Pages


                                  EXHIBIT INDEX


          Exhibit
          Number                         Description

           1.1              Parties to the Stockholders' Agreement